Exhibit 10.6

CORPORATE OFFICE 10 Bunsen, Irvine, CA 92618 Toll free: 800.959.8333 Fax: 760.929.6715

September 12, 2018

Jason Peel

via email

Dear Jason:

It was an absolute pleasure meeting with you. Having someone with your background and experience join our organization is very exciting and important to our strategic plans. I am pleased to offer you the position of Chief Financial Officer reporting directly to me. The details of the position are outlined below for your review and consideration.

As discussed, your start date will be determined based on the transition of your current duties with an anticipated start date of October 22, 2018. Your annual base salary will be $400,000 (“Base Salary”). Your Base Salary will be payable on a bi-weekly basis in accordance with the standard payroll practices of the Company and subject to all required withholdings and deductions.

In addition to your cash compensation outlined above, you will be eligible to earn a yearly bonus with a target of 75% of your annual base salary. The bonus will be based on the Company achieving its annual consolidated adjusted EBITDA target. For 2018, the annual bonus will be prorated based on your start date. The bonus agreement is attached for your review.

You will be granted 1.25% in equity options. The options will be exercisable at current estimated FMV and have customary time vesting.

You will also receive a one-time “signing bonus” of $150,000. This amount will be paid 90 days after your start date with the Company. In addition, the Company will arrange and pay for one year of corporate housing in a furnished one bedroom/one bathroom apartment close to the Company’s headquarters in Irvine, California.

You will be eligible for three weeks of vacation annually pursuant to the Company’s policy. You will also receive eight paid holidays, two personal days and ten days of paid sick leave.

The Company offers full major medical, dental and supplemental health and welfare benefits. You, and your eligible dependents, will be able to participate in the Company’s medical plans the first of the month following 30-days of employment. Due to this lag in coverage, the Company will reimburse you for COBRA coverage during the employment period before you are eligible to participate in the Company’s medical plans. In addition, you will be eligible to enroll in the Company’s retirement savings plan the first of the month following 30-days of hire. Please note that ILG will initiate an “automatic enrollment” of 3% of your annual base wages. You may choose to leave this enrollment at 3%, change the % of your deferrals or elect not to participate in the plan.

In consideration of your offer of employment, receipt and sufficiency of which you hereby acknowledge, you agree that while you are employed by the Company or any of its affiliates or subsidiaries (collectively, the “Company Group”) and for a period of one (1) year after the effective date of separation from the Company Group, you will not directly or indirectly:

i. solicit or attempt to solicit business from the Company Group’s customers, including prospective customers, by use of the Company Group’s Trade Secrets, as defined within the Confidentiality Agreement presented contemporaneously with this offer letter, or

ii. solicit any person who is an employee of the Company Group to terminate his or her relationship with the Company Group.

You also agree that you shall not, without the prior express written consent of an officer of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company Group during your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

In the event your employment with the Company is terminated for any reason, you agree not to disclose any of the Company’s Trade Secrets, proprietary or confidential information, as defined within the Confidentiality Agreement. This is not intended to prohibit you from reporting possible violations of federal law to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law. You do not need the Company’s prior authorization to make such disclosures, nor are you required to notify the Company that you have made such reports or disclosures.

Termination by the Company for Cause. The Company shall have the right to terminate employment at any time for Cause, as defined herein. Upon such termination, all of your rights to your Base Salary and benefits shall immediately terminate as of such date of termination except that you shall be entitled to any earned and unpaid portion of your Base Salary and accrued vacation benefits up to the date of termination.

Termination other than for Cause, Death or Permanent Disability. You shall have the right to terminate employment at any time. If the Company terminates your employment other than for Cause or other than upon the occurrence of your death or Permanent Disability, or if you terminates your employment for Good Reason, you shall be entitled to receive as severance (the “Severance Amount”) an amount equal to your Base Salary for one (1) year (such period, the “Severance Period”), provided however, in no event shall the Severance Amount exceed the amount specified in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and Employee shall not be entitled to receive the Severance Amount unless you shall have executed and returned to the Company (within 46 days of the date the release is provided) and shall not have within 7 days timely revoked, to the extent applicable, a release of claims in a form provided by the Company to ensure a final, complete and enforceable general release of all claims that you have or may have against the Company, including without limitation any claims relating to or arising in any way from your employment with the Company and/or the termination thereof. The Severance Amount, if any, due hereunder shall be paid in twelve (12) equal monthly installments and shall be paid pursuant to the Pay Schedule beginning with the first regular payroll payment date that follows the two-month anniversary of the termination date. If you voluntarily terminate the Employment Period other than for Good Reason, all of your rights to your Base Salary and benefits (including any unearned portion of any bonus amount) shall immediately terminate as of the date of such termination except that you shall be entitled to any earned and unpaid portion of your Base Salary and accrued vacation up to the date of termination. If you terminate the Employment Period for Good Reason as a result of a reduction in your Base Salary, the Severance Amount described above shall be calculated using his or her Base Salary before such reduction.

You agree that if any court of competent jurisdiction shall finally hold that any provision of this Agreement is void or constitutes an unreasonable restriction, the provisions of this Agreement shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

Should you breach any of the terms of this offer letter or the post-termination obligations referenced herein, to the extent authorized by state law, you will be responsible for payment of all reasonable attorneys’ fees and costs that the Company Group incurred in the course of enforcing these terms, including demonstrating the existence of a breach and any other contract enforcement efforts.

Jason, we are excited to have someone of your caliber join our team and are looking forward to further enhancing the Company’s position as the leader in our industry.

Sincerely,

/s/ Alan K. Davenport

Alan K. Davenport

President & Chief Executive Officer

Accepted and Agreed:

/s/ Jason Peel	9/12/18

Signature – Jason Peel	Date